Exhibit 99.1

Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Oct. 27, 2017 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2017.

Net sales for the third quarter of 2017 were $76.9 million, a decrease of 3% as compared to third quarter 2016 net sales of $79.1 million. Earnings from operations were $7.8 million in both the third quarters of 2017 and 2016. Net earnings attributable to the Company increased 7% to $4.9 million in the third quarter of 2017, up from $4.6 million in last year's third quarter. Diluted earnings per share were $0.48 per share in the third quarter of 2017 and $0.44 per share in the third quarter of 2016.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $60.7 million in the third quarter of 2017, down 2% as compared to $62.2 million in the third quarter of 2016. Within the wholesale segment, net sales of the Stacy Adams and Nunn Bush brands were down 3% and 9%, respectively, for the quarter, due to lower department store sales. These brands, however, did see some increases in other trade channels. BOGS third quarter net sales were down 4% for the quarter, due to lower sales with outdoor retailers. Florsheim sales were up 9% for the quarter, due to higher sales to department stores and national shoe chains. Licensing revenues were $527,000 in the third quarter of 2017 and $525,000 in last year's third quarter.

Gross earnings for the North American wholesale segment increased to 33.9% of net sales in the third quarter of 2017, from 32.2% in last year's third quarter. Earnings from operations for the wholesale segment were $7.4 million in the third quarter of 2017, up 11% as compared to $6.7 million in the same period last year. The increase was primarily due to higher wholesale gross margins and lower selling and administrative expenses this quarter.

Net sales in the North American retail segment, which includes sales from the Company's Florsheim retail stores and its internet business in the United States, were $4.3 million in the third quarter of 2017, down 9% as compared to $4.7 million in 2016. Same store sales (which includes U.S. internet sales) were down 10% for the quarter due to decreased sales at both brick and mortar locations and on the Company's websites. The majority of our brick and mortar locations are in Florida and Texas, and sales this quarter were impacted by the recent hurricanes. Earnings from operations for the retail segment were $17,000 in the third quarter of 2017, as compared to $313,000 in the third quarter 2016. The decrease was mainly due to lower sales.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $11.9 million in the third quarter of 2017, down 3% as compared to $12.2 million in the third quarter of 2016. The decrease was due to lower net sales at both Florsheim Australia and Florsheim Europe. Florsheim Australia's net sales, which accounts for the majority of other net sales, were down 2% for the quarter. In local currency, Florsheim Australia's net sales were down 6% for the quarter, with lower sales in both its retail and wholesale businesses. Earnings from operations of Florsheim Australia and Florsheim Europe were $369,000 in the third quarter of 2017 and $731,000 in the same period last year. The decrease between years was primarily due to lower operating earnings in Florsheim Australia's retail businesses.

In the first quarter of 2017, the Company retrospectively adopted a new accounting rule that required the Company to reclassify the non-service cost components of pension expense from selling and administrative expenses to other expense, net, in the Consolidated Condensed Statements of Earnings and Comprehensive Income (Unaudited). The decrease in other expense, net, this quarter was primarily due to a $316,000 decrease in the non-service cost components of pension expense. Pension expense decreased in 2017 as a result of freezing benefits under the pension plan, effective December 31, 2016.

"While the changing retail environment continues to impact our top-line sales growth, we are pleased to announce a bottom line earnings increase for the quarter," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "This earnings increase reflects our ongoing efforts to improve gross margins and control costs in our wholesale business."

On October 26, 2017, the Company's Board of Directors declared a cash dividend of $0.22 per share to all shareholders of record on December 4, 2017, payable January 2, 2018.

Conference Call Details:

Weyco Group will host a conference call on October 30, 2017, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UOSfUerPWNaVXY. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/m6/p/qaf9m4d6. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com

About Weyco Group:

Weyco Group, Inc. designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands, except per share amounts)

Net sales	$ 76,906	$ 79,069	$ 203,479	$ 214,836
Cost of sales	47,438	49,747	126,693	136,096
Gross earnings	29,468	29,322	76,786	78,740

Selling and administrative expenses	21,666	21,568	63,635	64,751
Earnings from operations	7,802	7,754	13,151	13,989

Interest income	193	190	572	584
Interest expense	-	(61)	(7)	(228)
Other expense, net	(53)	(311)	(243)	(850)

Earnings before provision for income taxes	7,942	7,572	13,473	13,495

Provision for income taxes	3,022	2,871	5,135	5,084

Net earnings	4,920	4,701	8,338	8,411

Net (losses) earnings attributable to noncontrolling interest	(14)	101	(70)	124

Net earnings attributable to Weyco Group, Inc.	$ 4,934	$ 4,600	$ 8,408	$ 8,287

Weighted average shares outstanding
Basic	10,160	10,461	10,299	10,556
Diluted	10,218	10,516	10,360	10,605

Earnings per share
Basic	$ 0.49	$ 0.44	$ 0.82	$ 0.79
Diluted	$ 0.48	$ 0.44	$ 0.81	$ 0.78

Cash dividends declared (per share)	$ 0.22	$ 0.21	$ 0.65	$ 0.62

Comprehensive income	$ 5,452	$ 5,218	$ 10,251	$ 10,400

Comprehensive income attributable to noncontrolling interest	25	235	271	376

Comprehensive income attributable to Weyco Group, Inc.	$ 5,427	$ 4,983	$ 9,980	$ 10,024

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2017	2016
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 6,704	$ 13,710
Marketable securities, at amortized cost	11,354	4,601
Accounts receivable, net	56,271	50,726
Income tax receivable	781	789
Inventories	57,692	69,898
Prepaid expenses and other current assets	3,010	6,203
Total current assets	135,812	145,927

Marketable securities, at amortized cost	18,273	21,061
Deferred income tax benefits	707	660
Property, plant and equipment, net	32,371	33,717
Goodwill	11,112	11,112
Trademarks	32,978	32,978
Other assets	22,984	22,785
Total assets	$ 254,237	$ 268,240

LIABILITIES AND EQUITY:
Short-term borrowings	$ 4,772	$ 4,268
Accounts payable	5,001	11,942
Dividend payable	-	2,192
Accrued liabilities	12,207	10,572
Total current liabilities	21,980	28,974

Deferred income tax liabilities	3,096	703
Long-term pension liability	23,724	27,801
Other long-term liabilities	2,269	2,482

Common stock	10,197	10,505
Capital in excess of par value	53,258	50,184
Reinvested earnings	147,951	157,468
Accumulated other comprehensive loss	(14,997)	(16,569)
Total Weyco Group, Inc. equity	196,409	201,588
Noncontrolling interest	6,759	6,692
Total equity	203,168	208,280
Total liabilities and equity	$ 254,237	$ 268,240

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2017	2016
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 8,338	$ 8,411
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	2,971	2,708
Amortization	265	288
Bad debt expense	350	96
Deferred income taxes	2,192	1,537
Net foreign currency transaction gains	(61)	(389)
Stock-based compensation	1,174	1,121
Pension contributions	(4,000)	(2,400)
Pension expense	746	2,500
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(5,703)	(3,714)
Inventories	12,195	26,641
Prepaid expenses and other assets	3,167	800
Accounts payable	(6,838)	(7,699)
Accrued liabilities and other	1,879	(1,023)
Accrued income taxes	22	(839)
Excess tax benefits from stock-based compensation	(30)	-
Net cash provided by operating activities	16,417	27,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(14,719)	(3,605)
Proceeds from maturities of marketable securities	10,710	4,190
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(1,406)	(4,872)
Net cash used for investing activities	(5,570)	(4,442)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,877)	(8,678)
Cash dividends paid to noncontrolling interest of subsidiary	(204)	(170)
Shares purchased and retired	(11,621)	(9,368)
Proceeds from stock options exercised	2,013	585
Taxes paid related to the net share settlement of equity awards	(51)	-
Payment of contingent consideration	-	(5,217)
Proceeds from bank borrowings	20,651	91,729
Repayments of bank borrowings	(20,147)	(95,568)
Excess tax benefits from stock-based compensation	-	3
Net cash used for financing activities	(18,236)	(26,684)

Effect of exchange rate changes on cash and cash equivalents	383	252

Net decrease in cash and cash equivalents	$ (7,006)	$ (3,086)

CASH AND CASH EQUIVALENTS at beginning of period	13,710	17,926

CASH AND CASH EQUIVALENTS at end of period	$ 6,704	$ 14,840

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 2,829	$ 4,083
Interest paid	$ 7	$ 228

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880